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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

          We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated August 9, 2004 (except for Note 14, as to which the date is August 18, 2004 and except for the "Reverse Stock Split" section of Note 1, as to which the date is February 8, 2005), in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-120723) and related Prospectus of FTD Group, Inc. for the registration of 13,100,000 shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois
February 8, 2005

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Consent of Independent Registered Public Accounting Firm